                                                                    Exhibit 10.1




June 23, 2003


Mr. Anthony A. Massaro
1030 Hillcreek Lane
Gates Mills, OH  44040

                           RE: Employment and Benefits

Dear Tony:

This letter supercedes in all respects, with respect to the subject matter herein, all other contracts, commitments, or understandings between Lincoln Electric Holdings, Inc. (the "Company"), the parent of The Lincoln Electric Company ("LEI"), and you, and between LEI and you, whether oral or written, including but not limited to, the letter of employment dated July 14, 1993, as amended May 26, 1998, by and between LEI and you, which specified the terms of your employment with LEI, and the letter of supplemental retirement, retention and termination benefits dated March 7, 2000, by and between the Company and you, which specified the terms of your employment with the Company. This letter sets forth the supplemental retirement, retention and termination benefits that the Compensation and Executive Development Committee of the Board of Directors of the Company have determined will be provided to you from the date of this letter through May 2, 2005 (the "Employment Term"). All other terms and conditions of your employment with the Company, not otherwise addressed in this letter, shall be determined by the Company, through its Compensation and Executive Development Committee, in accordance with normal practice.

You will continue to participate in The Lincoln Electric Company Retirement Annuity Program in the same manner as other employees of the Company. Additionally, you will continue to participate in The Lincoln Electric Company Supplemental Executive Retirement Plan (the "SERP"), which provides a full benefit after forty-five years of service with the Company and a normal retirement age of 60. In this regard, the Company has credited you with twenty-nine years and four months of service under the SERP at your employment starting date of August 1, 1993. Your "participation factor" under the SERP is 1.0, and the annual benefit limit under the SERP does not apply in your case. During the Employment Term, the SERP will become payable if the Company terminates your employment for reasons other than Termination for Cause, if you terminate employment for Good Reason or in the event of your death, disability or incapacity, and, in all such cases, the Company will credit you with service and SERP compensation (calculated as provided below) through the entire Employment Term. It is understood that should you voluntarily leave the Company prior to age 60 without the approval of the Compensation and Executive Development Committee, no entitlement to the SERP exists.

In the event of your retirement on or after the last day of the Employment Term or, during the Employment Term, if the Company terminates your employment for reasons other than Termination


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Mr. Anthony A. Massaro
June 23, 2003
Page 2 of 3


for Cause, if you terminate employment for Good Reason, or in the event of your death, disability or incapacity: (1) the Retention Benefits below which are provided to you for the period beginning January 1, 2003 shall be included in your Final Average Pay (as determined in the SERP); and (2) the applicable Interest Rate used for SERP calculations shall be 6.68%, provided that the Interest Rate shall be determined under the normal terms of the SERP if such rate is lower than 6.68%.

Except as otherwise modified in this letter, the terms of the SERP will govern your benefits under the SERP.

The Company agrees to pay to you (as provided below) Retention Benefits of $1,200,000 (plus earnings credited below) for the period from 2000 through 2002. In addition, the Company agrees to pay to you (as provided below) the following Retention Benefit amounts for the period from 2003 through 2005, provided that you are employed by the Company on May 2, 2005 (unless full Employment Term payments are made as noted below), and provided, further, that the Company does not terminate your employment in a Termination for Cause:

        FOR THE                       RETENTION BENEFIT             CUMULATIVE
        PERIOD                              LEVEL               RETENTION BENEFIT
        ------                              -----               -----------------

   2000 through 2002                                              $  1,200,000
         2003                            $ 400,000                   1,600,000
         2004                              400,000                   2,000,000
         2005                              133,333 minimum           2,133,333

The Retention Benefits for 2005 shall be set at the minimum amount listed above. Actual 2005 Retention Benefits may be paid in an amount greater than listed above at the sole discretion of the Compensation and Executive Development Committee.

At the end of each calendar quarter, an amount of $100,000 shall be credited to your account under the Company's Deferred Compensation Plan as an "Employment Agreement Contribution" (as defined in the Deferred Compensation Plan), provided that the 2005 payment shall be credited to your account under the Deferred Compensation Plan as of May 2, 2005. Such account shall be credited at the end of each quarter with interest at the prime rate as in effect at that time. The Retention Benefits credited pursuant to Employment Agreement Contributions shall be paid in accordance with the terms of the Deferred Compensation Plan.

In the event that your employment with the Company is terminated for any reason before May 2, 2005, you will forfeit all Retention Benefits for the period beginning 2003 onward; provided, however, that, if the Company terminates your employment for reasons other than Termination for Cause, if you terminate employment for Good Reason, or in the event of your death, disability or incapacity, you (or your beneficiaries or estate, as the case may be) will be vested in and receive all Retention Benefits provided through the entire Employment Term.

During the Employment Term, your annual base compensation and your annual Management Incentive Plan ("MIP") target shall be fixed at the amounts established for 2003. Your MIP payout each year will be determined in accordance with normal practice; provided, however, that, if the


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Mr. Anthony A. Massaro
June 23, 2003
Page 3 of 3


Company names another individual as Chief Executive Officer during the Employment Term, your 2005 MIP shall be paid at target for the period beginning when the Company names such other individual (or beginning January 1, 2005 if such event occurs before 2005) through the end of 2005 or your date of retirement, if earlier.

During the Employment Term, if the Company terminates your employment for reasons other than Termination for Cause, if you terminate employment for Good Reason, or in the event of your death, disability or incapacity, you (or your beneficiaries or estate, as the case may be) will receive all base compensation and MIP through the entire Employment Term. Your 2005 MIP shall be paid at target for the period beginning on the date of such event (or beginning January 1, 2005 if such event occurs before 2005) through the end of the Employment Term.

For purposes of this letter, "Termination for Cause" shall have the same meaning as provided in the SERP, and "Good Reason" means, without your prior written consent, a significant adverse change in the nature or scope of your duties with the Company, including failure to re-elect you as Chairman of the Board of Directors; provided, however, that "Good Reason" shall not include the Company's appointment of another individual as Chief Executive Officer or a change in the nature or scope of your duties related to such an appointment.

It is understood that, during the Employment Term, if amounts become payable to you under the Severance Agreement, dated September 9, 1998, by and between the Company and you, those payments and benefits shall be in lieu of and not in addition to all amounts and benefits provided to you under this letter. In addition, it is understood that no portion of the amounts provided as Retention Benefits under this letter (whether contributed to the Deferred Compensation Plan or included in SERP compensation) shall be included in amounts determined to be payable to you under the Executive Benefit Plan.


                                             Very truly yours,




                                             -----------------------
                                             Hellene S. Runtagh
                                             Chairperson, Compensation and
                                             Executive Development Committee

ACCEPTED:



------------------------
Anthony A. Massaro


                   , 2003
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